UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 14, 2009

POZEN INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31719	62-1657552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Raleigh Road, Suite 400 Chapel Hill, North Carolina	27517
(Address of Principal Executive Offices)	(Zip Code)

(919) 913-1030
(Registrant's telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement

On September 14, 2009, POZEN Inc. (the “Company”) entered into an executive employment agreement with Elizabeth A. Cermak defining the terms of her employment with the Company as its Executive Vice President and Chief Commercial Officer. The initial term of Ms. Cermak’s employment agreement is one year, commencing September 14, 2009, with automatic one-year renewals unless either party gives written notice of nonrenewal at least ninety days prior to the end of the term. Ms. Cermak’s annual base salary is $290,000, which is subject to performance and merit-based increases. Ms. Cermak is eligible to receive an annual bonus of up to 40% of her base salary, based on performance and the achievement of identified objectives. Ms. Cermak is also entitled to participate in the benefit programs generally available to Company employees.

If Ms. Cermak’s employment is terminated by the Company without cause, or by Ms. Cermak for good reason, which is defined as (i) the relocation by more than 50 miles of the office from which Ms. Cermak performs her principal duties, the substantial reduction of Ms. Cermak’s duties and responsibilities, the material breach by the Company of the agreement (unless, in each such case, such event is corrected within 30 days after notice), or (ii) the election by Ms. Cermak within 60 days following a change of control of the Company to terminate her employment as a result of the change of control, the agreement provides for payment of a severance benefit equivalent to one year’s annual base salary plus the average of Ms. Cermak’s annual bonus awarded over the prior two years and the continuation of Ms. Cermak’s employee benefits (or the cash equivalent thereof) for the shorter of one year or until she obtains comparable coverage from another employer.

For purposes of the agreement, a change of control occurs upon (i) the acquisition of more than 50% of the voting power of the Company’s total outstanding securities (other than in a transaction in which the Company becomes a subsidiary of another corporation and the Company’s stockholders continue to hold more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors); (ii) the consummation of a merger or consolidation with another corporation in which the Company’s stockholders immediately before the transaction will not continue to hold, after the transaction, more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors; or (iii) a sale or other disposition of all or substantially all of the Company’s assets.

As provided in the agreement, in connection with her employment by the Company, Ms. Cermak executed the Company’s standard non-disclosure, invention and non-competition agreement. In connection with her employment, Ms. Cermak was also granted a stock option entitling her to purchase 100,000 shares of common stock. The option, which vests annually over four years subject to Ms. Cermak’s continued employment, has an exercise price equal to the fair market value on September 14, 2009, the date of grant. The option was granted under the Company’s Equity Compensation Plan, as amended and restated, and pursuant to the standard terms of options granted to employees under the Equity Compensation Plan.

A copy of Ms. Cermak’s employment agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(a)	Exhibits

10.1	Executive Employment Agreement dated September 14, 2009 between the Company and Elizabeth A. Cermak

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POZEN INC.

By:	/s/ William L. Hodges
Name: William L. Hodges
Title: Chief Financial Officer

Date:  September 14, 2009